Exhibit 99.1

Arrow Electronics Fourth Quarter Results Ahead of Consensus; Full Year 2005 Cash Flow More Than Double 2004

    MELVILLE, N.Y.--(BUSINESS WIRE)--Feb. 22, 2006--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2005 net income of $74.4 million ($.62 and $.60 per share on a basic and diluted basis, respectively) on sales of $2.96 billion, compared with net income of $47.7 million ($.41 and $.40 per share on a basic and diluted basis, respectively) on sales of $2.72 billion in the fourth quarter of 2004. The company's results for the fourth quarters of 2005 and 2004 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended December 31, 2005 would have been $77.4 million ($.65 and $.63 per share on a basic and diluted basis, respectively) and net income for the quarter ended December 31, 2004 would have been $59.9 million ($.52 and $.50 per share on a basic and diluted basis, respectively). Wall Street consensus, as reported by First Call, was $.58 on a diluted basis.
    Operating income in the fourth quarter of 2005 and 2004 was $134.8 million and $98.6 million, respectively. Excluding the items impacting comparability, fourth quarter operating income would have been $138.5 million, up 26% over last year's $109.7 million. Operating income as a percentage of sales, excluding the previously mentioned items, increased by 30 basis points sequentially and increased 70 basis points year-over-year.
    "We again delivered strong results across all of our businesses with operating income growing three times faster than sales and cash flow well ahead of our expectations," said William E. Mitchell, President and Chief Executive Officer. "Our initiatives to drive for greater earnings growth and to better manage our balance sheet drove return on invested capital to its highest quarterly level since 2000." The company noted that return on invested capital, as defined in Note A, reached 11.6% in the fourth quarter of 2005.
    Worldwide components sales of $2.2 billion increased 6% sequentially and 10% over last year. "Operating income advanced by 27% when compared with the fourth quarter of 2004, as our business in Asia/Pacific posted record sales and North America reached its highest level of sales since the first quarter of 2001," added Mr. Mitchell, "while Europe posted a 6% year-over-year increase in sales in constant dollars."
    Worldwide computer products sales advanced 20% sequentially to $761 million, with sales to core enterprise computing customers advancing 22%. "Arrow Enterprise Computing Solutions achieved its 11th consecutive quarter of year-over-year sales growth, 18th consecutive quarter of year-over-year growth in operating income, and record returns on working capital," added Mr. Mitchell.
    The company's results for the fourth quarter of 2005 and 2004 include the items outlined below that impact their comparability:

    -- During the fourth quarter of 2005, the company recorded restructuring charges of $3.7 million ($2.3 million net of related taxes or $.03 per share).

    -- During the fourth quarter of 2005, the company repurchased $26.8 million principal amount of its 7% senior notes due in January 2007. The related loss on the repurchase, including the premium paid, the write-off of related deferred financing costs, and the loss for terminating the related interest rate swaps, aggregated $1.1 million ($.7 million net of related taxes).

    -- During the fourth quarter of 2004, the company recorded restructuring charges of $3.4 million ($2.2 million net of related taxes or $.02 per share).

    -- During the fourth quarter of 2004, the company repurchased $66.4 million accreted value of its zero coupon convertible debentures due in 2021 ("convertible debentures"), which could have been put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $2.3 million ($1.3 million net of related taxes or $.01 per share).

    -- During the fourth quarter of 2004, the company exited several vacated facilities arising from past acquisitions, at costs less than originally estimated. Accordingly, the company recorded an integration credit of $2.3 million ($1.4 million net of related taxes or $.01 per share).

    -- During the fourth quarter of 2004, the company recorded an impairment charge related to cost in excess of net assets of companies acquired of $10.0 million ($.09 and $.08 per share on a basic and diluted basis, respectively). This non-cash charge principally related to the company's operations in Latin America.

    "Based upon the information known to us today, we believe that sales in the upcoming quarter will be between $3.075 and $3.175 billion," said Paul J. Reilly, Senior Vice President and Chief Financial Officer. "With continued stability in North America, early signs of an improving market in Europe, and normal seasonality in Asia/Pacific, we believe that worldwide components sales will be between $2.35 and $2.40 billion. We expect the traditional seasonal slowdown in our Enterprise Computing Solutions business in the first quarter to be generally offset by the impact of the company's acquisition of DNS in December 2005, resulting in worldwide computer products sales between $725 and $775 million. We anticipate earnings per share on a diluted basis, including the impact of expensing stock options in accordance with FASB Statement No. 123(R) estimated at approximately $.02 per share but excluding any charges, to be in the range of $.58 to $.61. Excluding the impact of expensing stock options and any charges, diluted earnings per share for the first quarter are expected to increase 22% to 29% from last year's first quarter," added Mr. Reilly. "Charges in the first quarter of 2006 are expected to include a pre-tax loss of approximately $2.5 million ($.01 per share) relating to the previously-announced redemption of our convertible debentures, completed yesterday, and pre-tax restructuring charges of approximately $2.5 million ($.01 per share)."

    Full Year Results

    Arrow's net income for 2005 was $253.6 million ($2.15 and $2.09 per share on a basic and diluted basis, respectively) on sales of $11.16 billion, compared with net income of $207.5 million ($1.83 and $1.75 per share on a basic and diluted basis, respectively) on sales of $10.65 billion in 2004. The company's results for 2005 and 2004 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding these items, net income would have been $265.3 million ($2.25 and $2.18 per share on a basic and diluted basis, respectively) in 2005 compared to net income of $235.0 million ($2.08 and $1.97 per share on a basic and diluted basis, respectively) for 2004.
    "Each of our businesses performed well throughout the year. Sales advanced to their highest level in five years and earnings per share were at the second highest level in the company's history. Cash flow from operations was in excess of $400 million, or more than double 2004, and return on invested capital was well ahead of our cost of capital. We are managing the company for steady and continuous progress towards the goals we set out to achieve: to grow faster than the markets we serve, grow earnings faster than sales, to be cash positive, and to generate returns well in excess of our cost of capital, thereby ensuring we create value for our shareholders, employees, and supplier and customer partners," said Mr. Mitchell.
    Net income for 2005 includes restructuring charges totaling $12.7 million ($7.3 million net of related taxes or $.06 and $.05 per share on a basic and diluted basis, respectively), a loss of $4.3 million ($2.6 million net of related taxes or $.02 and $.01 per share on a basic and diluted basis, respectively) associated with the prepayment of approximately $179 million of the company's debt, a write-down of an investment of $3.0 million ($.03 per share), and an acquisition indemnification credit of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis).
    Net income for 2004 includes restructuring charges totaling $11.4 million ($6.9 million net of related taxes or $.07 and $.06 per share on a basic and diluted basis, respectively), a loss of $33.9 million ($20.3 million net of related taxes or $.18 and $.16 per share on a basic and diluted basis, respectively) associated with the prepayment of approximately $570 million of the company's debt, a write-down of an investment of $1.3 million ($.01 per share), an integration credit of $2.3 million ($1.4 million net of related taxes or $.01 per share), an impairment charge of $10.0 million ($.09 and $.08 per share on a basic and diluted basis, respectively), and an acquisition indemnification credit of $9.7 million ($.09 and $.08 per share on a basic and diluted basis, respectively) associated with the settlement of a value-added tax claim against a French subsidiary relating to periods before Arrow owned the company.
    Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.

    Note A -- Return on Invested Capital Definition

    Return on invested capital ("ROIC") is defined as annualized, tax-effected operating income excluding certain charges, credits and losses for the quarterly periods presented below, divided by average invested capital (average shareholders' equity and debt, less excess cash (average cash in excess of $150 million)), for the same periods.



(In thousands)                        Three       Three      Three
                                      Months      Months     Months
                                      Ended       Ended      Ended
                                     December    September  December
                                    31, 2005(1)  30, 2005   31, 2004
                                    ----------  ---------- ----------
Annualized, tax-effected operating
 income, excluding certain charges,
 credits and losses                 $  358,572  $  309,208 $  300,648
                                    ==========  ========== ==========

Average invested capital            $3,097,841  $3,102,568 $3,412,456
                                    ==========  ========== ==========

ROIC                                      11.6%       10.0%       8.8%
                                    ==========  ========== ==========

(1) Excludes impact of acquisitions closed in December 2005



    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's acquisitions of other companies, the company's efficiency enhancement initiatives, impairment charges, the prepayment of debt, and the write-down of investments. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.




                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                            Three Months Ended         Year Ended
                                December 31,           December 31,
                           --------------------  --------------------
                             2005        2004      2005        2004
                           ---------  ---------  ---------  ---------
Operating income, as
 reported                  $134,769   $ 98,595   $480,258   $439,338
  Acquisition
   indemnification credit         -          -     (1,672)    (9,676)
  Restructuring charges       3,719      3,407     12,716     11,391
  Integration credit              -     (2,323)         -     (2,323)
  Impairment charge               -      9,995          -      9,995
                           ---------  ---------  ---------  ---------
Operating income, as
 adjusted                  $138,488   $109,674   $491,302   $448,725
                           =========  =========  =========  =========

Net income, as reported    $ 74,446   $ 47,723   $253,609   $207,504
  Acquisition
   indemnification credit         -          -     (1,267)    (9,676)
  Restructuring charges       2,294      2,187      7,310      6,943
  Integration credit              -     (1,389)         -     (1,389)
  Impairment charge               -      9,995          -      9,995
  Loss on prepayment of
   debt                         677      1,345      2,596     20,297
  Write-down of investments       -          -      3,019      1,318
                           ---------  ---------  ---------  ---------
Net income, as adjusted    $ 77,417   $ 59,861   $265,267   $234,992
                           =========  =========  =========  =========

Net income per basic share,
 as reported               $    .62   $    .41   $   2.15   $   1.83
  Acquisition
   indemnification credit         -          -       (.01)      (.09)
  Restructuring charges         .03        .02        .06        .07
  Integration credit              -       (.01)         -       (.01)
  Impairment charge               -        .09          -        .09
  Loss on prepayment of
   debt                           -        .01        .02        .18
  Write-down of investments       -          -        .03        .01
                           ---------  ---------  ---------  ---------
Net income per basic share,
 as adjusted               $    .65   $    .52   $   2.25   $   2.08
                           =========  =========  =========  =========

Net income per diluted
 share, as reported*       $    .60   $    .40   $   2.09   $   1.75
  Acquisition
   indemnification credit         -          -          -       (.08)
  Restructuring charges         .03        .02        .05        .06
  Integration credit              -       (.01)         -       (.01)
  Impairment charge               -        .08          -        .08
  Loss on prepayment of
   debt                           -        .01        .01        .16
  Write-down of investments       -          -        .03        .01
                           ---------  ---------  ---------  ---------
Net income per diluted
 share, as adjusted        $    .63   $    .50   $   2.18   $   1.97
                           =========  =========  =========  =========

    * In computing net income per diluted share for the three months and year ended December 31, 2005, net income was increased by $916 and $5,201, respectively, for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three months and year ended December 31, 2005 includes 3,390 shares and 4,906 shares, respectively, related to the convertible debentures.

    In computing net income per diluted share for the three months and year ended December 31, 2004, net income was increased by $2,014 and $10,063, respectively, for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three months and year ended December 31, 2004 includes 7,744 shares and 9,857 shares, respectively, related to the convertible debentures.



    Information Relating to Forward-Looking Statements

    This report includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.



                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                     Three Months Ended              Year Ended
                         December 31,               December 31,
                  ------------------------  --------------------------
                     2005          2004        2005          2004
                  -----------  -----------  ------------  ------------
Sales             $2,959,610   $2,722,722   $11,164,196   $10,646,113
                  -----------  -----------  ------------  ------------
Costs and
 expenses:
  Cost of products
   sold            2,512,818    2,293,988     9,424,586     8,922,962
  Selling, general
   and
   administrative
   expenses          297,372      306,023     1,200,826     1,219,888
  Depreciation and
   amortization       10,932       13,037        47,482        54,538
  Acquisition
   indemnification
   credit                  -            -        (1,672)       (9,676)
  Restructuring
   charges             3,719        3,407        12,716        11,391
  Integration
   credit                  -       (2,323)            -        (2,323)
  Impairment
   charge                  -        9,995             -         9,995
                  -----------  -----------  ------------  ------------
                   2,824,841    2,624,127    10,683,938    10,206,775
                  -----------  -----------  ------------  ------------

Operating income     134,769       98,595       480,258       439,338

Equity in earnings
 of affiliated
 companies             1,479        1,194         4,492         4,106

Loss on prepayment
 of debt               1,133        2,250         4,342        33,942

Write-down of
 investments               -            -         3,019         1,318

Interest expense,
 net                  21,062       23,638        91,828       103,201
                  -----------  -----------  ------------  ------------
Income before
 income taxes and
 minority
 interest            114,053       73,901       385,561       304,983

Provision for
 income taxes         39,478       25,962       131,248        96,436
                  -----------  -----------  ------------  ------------
Income before
 minority interest    74,575       47,939       254,313       208,547

Minority interest        129          216           704         1,043
                  -----------  -----------  ------------  ------------

Net income        $   74,446   $   47,723   $   253,609   $   207,504
                  ===========  ===========  ============  ============
Net income per
 share:
  Basic           $      .62   $      .41   $      2.15   $      1.83
                  ===========  ===========  ============  ============

  Diluted         $      .60   $      .40   $      2.09   $      1.75
                  ===========  ===========  ============  ============
Average number of
 shares
 outstanding:
  Basic              119,482      115,576       117,819       113,109
  Diluted            124,646      124,639       124,080       124,561






                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                            December 31,  December 31,
                                                2005          2004
                                            ------------  ------------
ASSETS

Current assets:
  Cash and cash equivalents                 $   580,661   $   305,294
  Short-term investments                              -       158,600
                                            ------------  ------------
    Total cash and short-term investments       580,661       463,894
  Accounts receivable, net                    2,316,932     1,984,122
  Inventories                                 1,494,982     1,486,478
  Prepaid expenses and other assets             124,899        93,039
                                            ------------  ------------
    Total current assets                      4,517,474     4,027,533
                                            ------------  ------------
Property, plant and equipment at cost:
  Land                                           41,855        40,340
  Buildings and improvements                    160,012       182,610
  Machinery and equipment                       426,239       420,455
                                            ------------  ------------
                                                628,106       643,405
  Less: accumulated depreciation and
   amortization                                (392,641)     (380,422)
                                            ------------  ------------
    Property, plant and equipment, net          235,465       262,983
                                            ------------  ------------
Investments in affiliated companies              38,959        34,302
Cost in excess of net assets of companies
 acquired                                     1,053,266       974,285
Other assets                                    199,753       209,998
                                            ------------  ------------
    Total assets                            $ 6,044,917   $ 5,509,101
                                            ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                          $ 1,628,568   $ 1,261,971
  Accrued expenses                              434,644       395,955
  Short-term borrowings, including current
   portion of long-term debt                    268,666         8,462
                                            ------------  ------------
    Total current liabilities                 2,331,878     1,666,388
                                            ------------  ------------
Long-term debt                                1,138,981     1,465,880
Other liabilities                               201,172       182,647
Shareholders' equity:
  Common stock, par value $1:
   Authorized - 160,000 shares in 2005 and
    2004
   Issued - 120,286 and 117,675 shares in
    2005 and 2004, respectively                 120,286       117,675
  Capital in excess of par value                861,880       797,828
  Retained earnings                           1,399,415     1,145,806
  Foreign currency translation adjustment        13,308       190,595
                                            ------------  ------------
                                              2,394,889     2,251,904
  Less: Treasury stock (272 and 1,374
         shares in 2005 and 2004,
         respectively), at cost                  (7,278)      (36,735)
        Unamortized employee stock awards        (2,395)       (3,738)
        Other                                   (12,330)      (17,245)
                                            ------------  ------------
     Total shareholders' equity               2,372,886     2,194,186
                                            ------------  ------------
     Total liabilities and shareholders'
      equity                                $ 6,044,917   $ 5,509,101
                                            ============  ============





                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                                    Year Ended
                                                   December 31,
                                            --------------------------
                                                2005          2004
                                            ------------  ------------
Cash flows from operating activities:
  Net income                                $   253,609   $   207,504
                                            ------------  ------------
  Adjustments to reconcile net income to net
   cash provided by operations:
     Depreciation and amortization               47,482        54,538
     Accretion of discount on convertible
      debentures                                  8,698        16,827
     Amortization of deferred financing
      costs and discount on notes                 3,589         4,796
     Amortization of restricted stock and
      performance awards                          6,953         6,341
     Equity in earnings of affiliated
      companies                                  (4,492)       (4,106)
     Deferred income taxes                       21,920        44,732
     Acquisition indemnification credit          (1,267)       (9,676)
     Restructuring charges                        7,310         6,943
     Loss on prepayment of debt                   2,596        20,297
     Write-down of investments                    3,019         1,318
     Integration credit                               -        (1,389)
     Impairment charge                                -         9,995
     Minority interest                              704         1,043
     Change in assets and liabilities, net
      of effects of acquired businesses
      and dispositions:
       Accounts receivable                     (188,235)     (122,882)
       Inventories                               11,707       (97,083)
       Prepaid expenses and other assets        (17,300)        1,843
       Accounts payable                         258,485        11,588
       Accrued expenses                         (11,738)       23,423
       Other                                       (492)       11,454
                                            ------------  ------------
  Net cash provided by operating activities     402,548       187,506
                                            ------------  ------------

Cash flows from investing activities:
  Acquisition of property, plant and
   equipment                                    (33,179)      (23,516)
  Proceeds from sale of facilities               18,353        10,507
  Cash consideration paid for acquired
   businesses                                  (178,998)      (34,979)
  Proceeds from notes receivable                  1,318         9,627
  Purchase of short-term investments           (230,456)     (452,587)
  Proceeds from sale of short-term
   investments                                  389,056       293,987
  Other                                           1,111           524
                                            ------------  ------------
  Net cash used for investing activities        (32,795)     (196,437)
                                            ------------  ------------

Cash flows from financing activities:
  Change in short-term borrowings                11,994       (39,875)
  Change in long-term debt                       (2,400)       (3,144)
  Repurchase of senior notes                    (27,762)     (268,399)
  Repurchase of convertible debentures         (152,449)     (329,639)
  Proceeds from common stock offering                 -       312,507
  Proceeds from exercise of stock options        82,176        27,925
                                            ------------  ------------
  Net cash used for financing activities        (88,441)     (300,625)
                                            ------------  ------------

Effect of exchange rate changes on cash          (5,945)        2,446
                                            ------------  ------------

Net increase (decrease) in cash and cash
 equivalents                                    275,367      (307,110)
Cash and cash equivalents at beginning of
 year                                           305,294       612,404
                                            ------------  ------------
Cash and cash equivalents at end of year    $   580,661   $   305,294
                                            ============  ============





                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                      Three Months Ended            Year Ended
                         December 31,               December 31,
                  ------------------------  --------------------------
                      2005        2004          2005          2004
                  -----------  -----------  ------------  ------------
Sales:
  Components      $2,198,434   $1,989,734   $ 8,448,218   $ 8,058,541
  Computer
   Products          761,176      732,988     2,715,978     2,587,572
                  -----------  -----------  ------------  ------------
    Consolidated  $2,959,610   $2,722,722   $11,164,196   $10,646,113
                  ===========  ===========  ============  ============

Operating income:
  Components      $  115,106   $   90,640   $   422,384   $   419,380
  Computer
   Products           47,627       42,004       159,829       125,234
  Corporate (a)      (27,964)     (34,049)     (101,955)     (105,276)
                  -----------  -----------  ------------  ------------
    Consolidated  $  134,769   $   98,595   $   480,258   $   439,338
                  ===========  ===========  ============  ============

(a) Includes an acquisition indemnification credit of $1.7 million for the year ended December 31, 2005, as well as restructuring charges of $3.7 million and $12.7 million for the three months and year ended December 31, 2005, respectively. Also included is an acquisition indemnification credit of $9.7 million for the year ended December 31, 2004, restructuring charges of $3.4 million and $11.4 million for the three months and year ended December 31, 2004, respectively, as well as an integration credit of $2.3 million and an impairment charge of $10.0 million for the three months and year ended December 31, 2004.

    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President & Treasurer
             631-847-1657
                          or
             Paul J. Reilly
             Senior Vice President & Chief Financial Officer
             631-847-1872
                       or
             Media:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101